UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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KOHL’S CORPORATION

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A CANDID CONVERSATION WITH MICHELLE GASS AND JILL TIMM

1.	How has the retail industry in which you operate evolved over time?

Michelle: The retail industry has undergone profound changes. In the past decade, consumers have embraced online buying – digital apparel sales have grown from less than 10% of total U.S. apparel sales in 2010 to over 26% in 2019 and that trendline continues. Increasing online sales have driven costs higher, significantly impacting profit margins for the entire industry. Amidst this disruption, retailers have faced unprecedented pressure and headwinds, leading to more than 65,000 retail store closings since 2010 and a growing list of retail bankruptcies.

During this time of incredible disruption, we have remained focused on meeting the needs of our customers and driving the continued transformation of our business. Over the last ten years, we have made significant investments in stores, digital, technology, supply chain and marketing capabilities. We have rolled out new omnichannel experiences, including Buy Online, Pickup In Store, Buy Online Ship to Store and Amazon Returns. Additionally, we began a significant transformation of our category and brand portfolio with specific focus on high-growth areas such as Active, and we have attracted new relevant brands like Under Armour. We have also implemented innovative actions to drive traffic and customer acquisition, allowing us to successfully grow our customer base to a record 65 million in 2019.

2.	What is your plan to increase value for shareholders?

Michelle: Our new strategy, announced in October 2020, is designed to accelerate growth and profitability and is centered on our vision to be the most trusted retailer of choice for the active and casual lifestyle. This new strategic framework, which we have been developing with our Board’s support, builds on progress Kohl’s has made in strengthening our foundation and capabilities over the past several years. The strategy includes an operating margin goal of 7% to 8%, which we expect to achieve by improving gross margins and driving SG&A expense efficiency.

Core to this strategy is expanding high-growth categories such as Active and Outdoor, reigniting growth in Women’s, building a leading beauty business, and driving category productivity and inventory turn.

As part of our new strategy, we announced in December a game-changing partnership with Sephora. Sephora will become Kohl’s exclusive beauty partner with at least 850 Sephora at Kohl’s locations by 2023, beginning with 200 locations and a digital launch in 2021. We expect this partnership to drive substantial incremental customer traffic, attract new, younger customers and boost sales across other categories.

In the coming months and years, you will see a whole new Kohl’s, especially as our Sephora partnership rolls out.

3.	You have talked publicly about your momentum. Could you tell us more about this, and why are you confident that you will achieve your objectives?

Michelle: We have clear momentum and are highly confident that we will achieve our objectives given the traction we are already seeing. We reported strong third quarter and fourth quarter earnings that exceeded expectations amidst an ongoing global pandemic. Investors are taking notice: Kohl’s stock price has appreciated more than 200% since we announced our new strategy in October, outperforming the S&P 500 by more than 190%1.

Jill: The appreciation in our stock price reflects substantial improvements to our operations. We are expanding gross margin through an end-to-end supply chain transformation, price and promotion optimization, sourcing cost reductions and disciplined inventory management. For example, we achieved five- and ten-year inventory turn highs in the past two quarters.

[1]	Bloomberg; as of April 6, 2021

We have also acted aggressively to reduce SG&A expenses. From 2017 to 2019, our cost savings initiatives exceeded $250 million, allowing us to mitigate cost pressures and reinvest for the future. In 2020, our restructuring efforts generated expense savings of more than $100 million on an annualized basis. Looking ahead, we are focused on lowering our SG&A expenses by further improving efficiency across store labor, marketing and technology, and we are already seeing strong progress. SG&A expense in the second half of 2020 declined 8%, including a 19% reduction in marketing spend.

Based on the strength of our performance, our Board recently announced the reinstatement of the Company’s quarterly dividend and our share repurchase program, both of which had been temporarily suspended at the outset of the COVID-19 pandemic.

4.	How is your new strategy different from past efforts to grow the business?

Michelle: Our new strategy reflects a fundamental evolution of our business. While we are building on the investments we’ve made over the last few years, we are taking the business in a new direction and to new levels. We are tapping into high-growth consumer trends, like the active lifestyle, and making these a much bigger part of our future. Active, for example, will grow to more than 30 percent of our business in the coming years.

We are currently driving the biggest transformation of our brand portfolio in our history, exiting over 25 brands, to offer a more tightly curated assortment of private and national brands. We are also leveraging the ongoing industry disruption and our strong omnichannel platform to attract iconic new national brands like Cole Haan and Calvin Klein, with more to come.

Our biggest differentiator is our new partnership with Sephora, which will be a significant unlock in driving traffic and attracting millions of new customers to Kohl’s. We are also taking the opportunity to refresh and reflow our stores with much greater clarity, creating more inviting shopping experiences and offering an entirely new level of excitement and discovery for our customers.

Jill: We have never been more focused or well positioned to drive significant margin enhancement as we are now. The investments we have made in technology and supply chain give us great confidence that we will achieve our 7 – 8% operating margin goal.

5.	What role has your Board played in your transformation?

Michelle: Our Board has been actively involved in overseeing our transformation and has made sure we have the resources and support to implement our strategy. We have a highly experienced and diverse Board, and their collective retail, digital and operational expertise has been a critical resource for me and my executive team.

Our Board has overseen significant, targeted investments to strengthen our competitive positioning. They have provided guidance that has enabled us to make significant shifts in our brand portfolio and forge new innovative partnerships such as Sephora.

Importantly, they have refreshed their own ranks by bringing on new talented leaders with proven track records in e-commerce, retail and consumer brands. At the same time, our Board has made a point to ensure a balanced mix of director tenures so we have institutional knowledge as well as fresh perspectives.

Every step of the way, our Board has been deeply engaged. Their unique perspectives and oversight have been an essential driver of our momentum, and I expect they will continue to act as agents of change for shareholders going forward.

6.	What are you excited about for the rest of 2021 and beyond?

Michelle: I am excited to see our vision and strategy continue to come to life. We are creating a whole new Kohl’s, inside and out, and we expect this to draw new customers, allow us to win market share and accelerate growth.

Jill: The pandemic has created significant challenges for our entire industry, but we have used the opportunity to make fundamental changes that unlock greater efficiency and productivity. I am excited to see the benefits of these changes come to fruition and drive improved profitability. Given the momentum in our business so far this year, I’m also excited to continue executing on our strategy and deliver on our financial goals.

7.	What do you think of the Activist Investors’ suggestions for Kohl’s?

Michelle: We are committed to engaging with our shareholders and we are open to all ideas to enhance value. We have spoken with the Activist Investors extensively, in more than a dozen conversations with members of our Board and management. The Activists have not presented any new value-enhancing ideas. Many of the ideas they have raised were well underway at Kohl’s for some time or were otherwise addressed in our October strategy announcement.

Jill: The only proposal the Activists have offered that we are not currently pursuing is a form of short-term financial engineering – a sale-leaseback transaction. This would be an inefficient means to access capital for Kohl’s given current market conditions, and as a result would destroy shareholder value. A sale-leaseback transaction would add operating risk (e.g., by increasing rent expense and leverage) and would likely negatively impact our investment-grade rating.

8.	The Activists claim that Kohl’s has underperformed the industry. What is your response to this?

Jill: The Activists are wrong on this point and their statements demonstrate a lack of understanding of the retail industry in which we compete. Kohl’s share price has outperformed, for example, our department store peers over a 1-, 3-, 5- and 10-year timeframe, even excluding the peer retailers that have filed for bankruptcy.

In 2020 our share price meaningfully outperformed our direct peers as well as the broader market. Since our new strategy was unveiled in October, our share price has grown more than 200%, outperforming the S&P 500 by more than 190%2 – a clear reflection of our differentiated and strong momentum.

Our plan is clearly working, and we believe we are on the right path to maximize value for all our shareholders.

9.	Why is your current Board superior to the Activist Investors’ slate?

Michelle: We have a very strong Board of Directors that brings highly relevant experience and capabilities to help us execute on our strategy. In comparison to the Activists’ nominees, our Board includes more current and former CEOs, superior retail industry experience, more technology and digital experience and more operations management capabilities. Meanwhile, their slate does not include a comparable depth and quality of experience and expertise and only one of their nominees brings any meaningful digital experience, an area now representing 40% of our business.

[2]	Bloomberg; as of April 6, 2021

Our Board has acted decisively to help me and my management team put Kohl’s on an accelerated growth trajectory. They have provided invaluable oversight and counsel, and I am excited to continue working with them to create value for shareholders.

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Cautionary Statement Regarding Forward-Looking Information

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “strategy,” “preliminary,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to execute on and realize the benefits of our strategic plan, market conditions beyond our control, including the ongoing and evolving impact of the COVID-19 pandemic, that may negatively impact our stock price vis-à-vis industry analyst expectations and the risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

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